                                                                     EXHIBIT 2.1
                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement, dated as of _____________, 1999 (this "Agreement" or the "Purchase Agreement"), is by and between HOUSTON INTERWEB DESIGN, INC., a Texas corporation ("Purchaser"), and AXIS TECHNOLOGIES CORP., a Texas corporation ("Seller").

                                 BACKGROUND

  WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser (the "Purchase and Sale"), the Purchased Assets (defined below), on the terms and subject to the conditions contained in this Agreement.

  NOW, THEREFORE, in consideration of the agreements and covenants herein contained, the sufficiency of which is hereby acknowledged, and subject to the satisfaction of the conditions set forth herein, Purchaser and Seller agree as follows:

                         ARTICLE I: PURCHASE AND SALE

     SECTION 1.01. SALE AND PURCHASE OF ASSETS. (A) On the Closing Date (as defined in Section 5.01), Seller shall sell, transfer, grant, convey, assign and set over to Purchaser, and its successors and assigns forever, and Purchaser shall purchase and receive from Seller, free and clear of any and all liens, security interests, mortgages, pledges, covenants, easements, encumbrances, defects in title, agreements and claims and rights of third parties except for those specifically set forth on SCHEDULE 2.01(C), the following assets (the "Purchased Assets"):

(1) The fixed and tangible personal property listed on the attached SCHEDULE 1.01(A)(1) (the "Fixed Assets");

(2) All right, title and interest of Seller in those certain custom web site accounts ("Custom Web Site Accounts") listed on the attached SCHEDULE 1.01(A)(2) accruing subsequent to the Closing;

(3) All right, title and interest of Seller in those certain standard web site accounts ("Standard Web Site Accounts" and collectively with the Custom Web Site Accounts, the "Web Site Accounts") listed on the attached SCHEDULE 1.01(A)(3) accruing subsequent to the Closing;

(4) All right, title and interest of Seller in those certain contracts (the "Assumed Contracts") listed on the attached SCHEDULE 1.01(A)(4); and

(5)  All of Seller's books, records and files relating to any of the foregoing.

As the same shall exist on the date hereof, but subject to such additions and dispositions as shall occur in the ordinary course of business after the date hereof or as shall otherwise occur with the written consent of Purchaser.

       (B) EXCLUDED ASSETS. So as to be absolutely clear, notwithstanding the foregoing, the Purchased Assets do not include, and Seller shall retain all rights, titles and interests in and to (collectively, the "Excluded Assets") all trade and other accounts, accounts receivable and rights to revenues and billings generated by and relating to the Web Site Accounts (including any holdbacks or retainages of same by any enhanced billing service providers or any other person or entity) prior to the Closing Date, including, without limitation, those set forth on SCHEDULE 1.01(B);

     SECTION 1.02. ASSUMPTION OF LIABILITIES. Subject to consummation of the transactions contemplated by this Agreement, Purchaser agrees, beginning at the Effective Time of Closing, to assume responsibility for and discharge, pay or perform when due in accordance with the terms thereof, only those obligations and liabilities of Seller relating to the Purchased Assets. Purchaser agrees also to assume the responsibility for all obligations and liabilities relating to the Purchased Assets as of and after the Effective Time of Closing.

Seller agrees to remain liable for all other liabilities not expressly and specifically assumed by Purchaser which existed or arose prior to the Effective Time of Closing.

     SECTION 1.03. RETAINED LIABILITIES. Except as specifically set forth above in Section 1.02, Purchaser does not and will not assume, and shall in no event be liable for, and Seller retains and shall retain responsibility for, and be liable to pay, satisfy and discharge in accordance with their respective terms, any indebtedness, liabilities, obligations, commitments or payments ("Liabilities") of Seller, including, but not limited to, any commissions that may be due or which may come due in the future to any broker or telemarketer with respect to any Web Site Account. Such non-excluded Liabilities are hereinafter sometimes collectively referred to as the "Retained Liabilities".

     SECTION 1.04. CLOSING CONSIDERATION. In consideration of Seller's sale of the Purchased Assets to Purchaser as aforesaid, on the Closing Date (defined below) Purchaser shall deliver to Seller a certificate or certificates issued in the name of Seller (i) representing 500,000 shares of common stock, no par value, of Purchaser ("Common Stock," and the Common Stock delivered by Purchaser to Seller on the Closing Date shall be referred to as the "Closing Shares").

     SECTION 1.05. CONDITIONAL CONSIDERATION. As additional consideration for Seller's sale of the Purchased Assets to Purchaser as aforesaid, at expiration of six (6) calendar months following the Closing Date, Purchaser shall, if the condition stated in the next sentence has been met, deliver to Seller a certificate or certificates issued in the name of Seller representing 125,000 shares of Common Stock (the "Conditional Shares"). Purchaser shall be obligated to deliver the Conditional Shares to Seller if, and only if, the Net Revenue generated by the Web Site Accounts over the stated six month period exceeds 95% of $192,629 and/or if Net Operating Cash Flow from the Web Site Accounts exceeds 95% of $126,590. For purposes of this Section, Net Revenue means gross revenues generated by the Web Site Accounts less all billing and collection fees, local exchange carrier ("LEC") chargebacks and clearinghouse credits. Net Operating Cash Flow means the aggregate of the Monthly Net Operating Cash Flow for each of the six consecutive calendar months commencing July 1, 1999. Monthly Net Operating Cash Flow means (i) Net Revenue generated in the subject month, less
(ii) that month's revenues generated from LEC billed Web Site Accounts less all LEC billing and collection fees ("Net LEC Revenues"), plus (iii) 25% of the Net LEC Revenues generated in the fourth month prior to the subject month, 25% of the Net LEC Revenues generated in the third month prior to the subject month and 50% of the Net LEC Revenues generated in the second month prior to the subject month.

     SECTION 1.06.  NON-ASSIGNED ASSUMED CONTRACTS.  From and after the
Closing, Seller shall: (i) hold in trust for the benefit of Purchaser all Non-Assigned Assumed Contracts (as defined below), (ii) remit (promptly upon receipt thereof) to Purchaser all amounts paid to Seller thereunder in respect of the performance thereof, (iii) cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits thereunder, and (iv) insofar as and when permissible, assign to Purchaser each of such Non-Assigned Assumed Contracts. Purchaser agrees to perform, in the name and on behalf of Seller, all Non-Assigned Assumed Contracts as to which the foregoing provisions have been complied with. For purposes of this Agreement, the term "Non-Assigned Assumed Contracts" means and includes those Assumed Contracts as to which (x) the consent of a party thereto (other than a Related Party) is required for an assignment thereof, and (y) such consents are not obtained on or before the Closing Date.

                  ARTICLE II: REPRESENTATIONS AND WARRANTIES

     SECTION 2.01. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with its execution, delivery and performance of this Agreement, notwithstanding any investigation made by Purchaser or on its behalf:

     (A) ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of State of Texas and is duly qualified to transact business and is in good standing as a foreign corporation in the jurisdictions wherein it is conducting business. Seller has the full corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted.

     (B) AUTHORITY. The execution, delivery and performance of this Agreement by Seller and each agreement and instrument to be executed, delivered and performed by Seller pursuant hereto have been duly authorized and approved by the board of directors of the Seller, and shall be authorized and approved by the Shareholders of the Seller on or before the Closing. Neither the execution and delivery of this Agreement and such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby and compliance with or fulfillment of the terms and provisions hereof or thereof will (a) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, articles of incorporation or bylaws of Seller or any judgment, order, award, decree or other restriction of any kind to which Seller is a party or by which it is bound or to which any of the Purchased Assets are subject, (b) except as set forth on SCHEDULE 2.01(B), require the approval, consent, authorization or other order or action of, or any filing with, any person or entity, including without limitation any court, governmental authority or regulatory body, (c) give any party with rights under any mortgage, security agreement, judgment, order, award or decree the right to terminate or otherwise materially change the rights under such mortgage, security agreement, judgment, order, award or decree, or (d) result in the imposition of any mortgage, security interest, lien, easement, pledge, servitude, encumbrance or claim of any kind on any of the Purchased Assets, except for those security interests expressly assumed, granted or agreed to by Purchaser in connection with the transactions contemplated hereunder. Seller has full corporate power and authority to do and perform all acts and things required to be done by it under this Agreement. This Agreement and any other agreements and instruments required to be delivered hereunder by Seller, when duly executed and delivered, will constitute legal, valid and binding obligations of Seller and will be enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, and subject to general principles of equity.

     (C) PURCHASED ASSETS. Except as set forth on SCHEDULE 2.01(C) to the contrary, all of the Purchased Assets are owned by Seller free and clear of all mortgages, security interests, financing statements, liens, notices of violation of law, ordinance or regulation, pledges, consents, preferential purchase rights, encumbrances or other title defects of any kind. Each Web Site Account included in the Purchased Assets is in full force and effect, there has been no notice of cancellation or termination of any such Web Site Account received by Seller as of the Date of Closing. Seller has not assigned its interest under any such Web Site Account. Seller has the right to transfer all of its right, title and interest in the Web Site Accounts without any consent or approval, and such transfer as contemplated hereby will not in any way affect their validity or enforceability. All of the Assumed Contracts are in full force and effect, and Seller has paid all amounts currently due thereunder and satisfied all other material obligations accrued to date thereunder and, except as set forth on
SCHEDULE 2.01(C), Seller not has received any written notice of default in any respect and is unaware of any event or circumstance that with the passage of time would create or be deemed a default thereunder. Other than as disclosed by Seller to Buyer in writing, to the knowledge and belief of Seller no other party is in default in any respect of any Contract. All of the Assumed Contracts were entered into the ordinary course of business or otherwise in furtherance of the business or operation of Seller.

     (D) TAXES. Except as set forth on SCHEDULE 2.01(D), Seller has duly and timely filed all income, excise, corporate, franchise, real and personal property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof, and has paid or established adequate reserves for all taxes (including penalties and interest) pursuant to such returns and any assessments that have been received by it to the extent due. All such tax returns and reports accurately reflect the taxes of Seller that were due for the period covered thereby; Seller is not delinquent in the payment of any tax assessment or governmental charge, there are no tax deficiencies or delinquencies asserted against Seller, and there are no unpaid assessments, proposals for additional taxes, deficiencies, or delinquencies in the payment of any of the taxes due from Seller. No audit of any governmental authority is pending or, to the knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Financial Statements. Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. All amounts of money required to be withheld by Seller from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller, have been collected or withheld and either paid or set aside in accounts for such purpose, or such monies have been approved, reserved against and entered upon the books of Seller.

     (F) COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (i) Seller is in compliance with each material federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (a "Legal Requirement") that is or was applicable to the use of any of the Purchased Assets, and (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller or a failure on its part to comply with any Legal Requirement, or (B) may give rise to any obligation on their part to undertake or to bear all or any portion of the cost of, any remedial action of any nature.

     (G) GOVERNMENTAL AUTHORIZATIONS. SCHEDULE 2.01(G) contains a complete and accurate list of each approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement ("Governmental Authorization") that is held by Seller or that otherwise relates to any of the Purchased Assets. Each Governmental Authorization listed or required to be listed in SCHEDULE 2.01(G) is valid and in full force and effect, Seller is in full compliance with each Governmental Authorization, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in SCHEDULE 2.01(G), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 2.01(G). All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in SCHEDULE 2.01(G) have been duly filed on a timely basis, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis.

     (H) LEGAL PROCEEDINGS; ORDERS. Except as set forth in SCHEDULE 2.01(H), there is no pending legal proceeding, including any administrative proceeding
(i) that has been commenced by or against Seller, or that otherwise relates to or may affect any of the Purchased Assets owned or used by, Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and to the knowledge of Seller, no such proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Seller has made copies of all pleadings, correspondence, and other documents relating to each proceeding listed in SCHEDULE 2.01(H) available to Purchaser. Except as set forth in SCHEDULE 2.01(H), there is no order of any court or administrative order affecting any of the Purchased Assets, and neither Seller or any of its officers, directors, agents, or employees is subject to any order that prohibits or restrains any conduct, activity, or practice relating to the transactions contemplated hereby.

     (I) BROKERS OR FINDERS. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     (J) COMPLETENESS OF SCHEDULES AND OTHER INFORMATION. The Schedules attached hereto completely and correctly present the information required by this Agreement to be set forth therein. Such Schedules and all other certificates delivered pursuant hereto do not as of the respective dates thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. To the extent requested by Purchaser, originals or true and complete copies of all documents or other written materials underlying items listed in the Schedules have heretofore been furnished to Purchaser in the form in which each of such documents is in effect.

     (K) NON-DISTRIBUTIVE INTENT. Seller represents and warrants that it is receiving the Closing Shares for long-term investment for its own account and not with a view toward distribution, resale, pledge, or other disposition of the Closing Shares. Seller acknowledges that its ability to transfer the Closing Shares is restricted, which includes restrictions against transfer, unless the transfer is not in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, or applicable state and securities laws. Seller represents that it is aware that the Closing Shares have not been registered under the Act, nor under the securities laws of any state. Accordingly, Seller will make no sale, transfer, assignment, pledge, hypothecation or other disposition of the Closing Shares or any part thereof, unless and until either: (i) the Closing Shares to be disposed of have been duly and effectively registered for resale under the Act, as well as under any then applicable state securities laws; or
(ii) Seller delivers to Purchaser of a written opinion satisfactory to Purchaser's counsel that an exemption from such registration requirements is then available with respect to any such proposed sale or disposition, or (iii) sale of the Stock is permitted under Rule 144. Seller recognizes and agrees that a legend will be placed on the certificate representing the Closing Shares that reads as follows:

          "The shares represented by the within certificate have not been registered under the Securities Act of 1933, as amended ("Act"), have been taken for investment, and may not be sold or offered for sale unless a registration statement under the Act with respect to such stock is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such offer or sale."

Seller acknowledges that a "Stop Transfer" order may also be placed against any transfer of the Closing Shares until the conditions set forth in the above legend have been met.

     (L) ACCREDITED INVESTOR. Seller represents and warrants that it is an accredited investor as that term is defined in Rule 501 of Regulation D.

     SECTION 2.02. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with their execution, delivery and performance of this Agreement, notwithstanding any investigation made by Seller or on its behalf:

     (A)  ORGANIZATION AND GOOD STANDING.    The attached SCHEDULE 2.02(A)(1)
contains a complete and accurate list of the states of incorporation of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Purchaser has delivered to Seller copies of its articles of incorporation, any and all amendments thereto (the "Articles of Incorporation") and its by-laws as currently in effect.

     (B) AUTHORITY. Purchaser has the absolute and unrestricted authority to execute and deliver this Agreement and to perform its obligations hereunder.
All corporate action on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement and the performance of the transactions contemplated hereby has been duly taken. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies. The Closing Shares and the Conditional Shares, when issued in accordance with the terms of the Sections
1.04 and 1.05, are or will be validly issued, fully paid and nonassessable, and have or will have the rights, preferences and privileges described in Purchaser's Articles of Incorporation; and will be free of any restrictions on transfer except as provided in the Articles of Incorporation and applicable securities laws. Neither the Closing Shares nor the Conditional Shares are subject to any preemptive rights or rights of first refusal. Neither the execution and delivery of this Agreement and such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby and compliance with or fulfillment of the terms and provisions hereof or thereof will (a) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, articles of incorporation or bylaws of Purchaser or any judgment, order, award, decree or other restriction of any kind to which Purchaser is a party or by which it is bound or to which any of the assets of Purchaser are subject, (b) except as set forth on SCHEDULE 2.02(B), require the approval, consent, authorization or other order or action of, or any filing with, any person or entity, including without limitation any court, governmental authority or regulatory body, (c) give any party with rights under any mortgage, security agreement, judgment, order, award or decree the right to terminate or otherwise materially change the rights under such mortgage, security agreement, judgment, order, award or decree, or (d) result in the imposition of any mortgage, security interest, lien, easement, pledge, servitude, encumbrance or claim of any kind on any asset of the Purchaser.

     (C) CAPITALIZATION. The authorized capital stock of Purchaser consists of 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, $.01 par value per share (collectively, the "Capital Stock").
SCHEDULE 2.02(C) sets forth the ownership of all of the outstanding shares of Capital Stock on the date hereof. Except for this Agreement and the agreements set forth on SCHEDULE 2.02(C), there are no agreements or understandings by Purchaser relating to the issuance or sale of any Capital Stock or securities of Purchaser, and there are no outstanding options, convertible securities or other rights to acquire shares of Capital Stock.

     (D) FINANCIAL STATEMENTS. Purchaser has delivered to Seller a copy of its registration statement on Form SB-2/A filed with the SEC on June 15, 1999 (the "SB-2/A") which includes: (a) audited balance sheets of Purchaser as of July 31, 1996, 1997 and 1998 and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Purchaser's independent certified public accountants, and (b) a balance sheet of Purchaser as of January 31, 1999 (the "Latest Balance Sheet"), and the related statements of income and notes thereto (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles applied on a consistent basis.

     (E) BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Purchaser contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of Purchaser, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

     (F) NO UNDISCLOSED LIABILITIES. Other than disclosed in the SB-2/A, Purchaser has no liabilities or obligations of any nature except for liabilities or obligations reflected or reserved against in the Latest Balance Sheet and current liabilities incurred in the ordinary course of business since the Latest Balance Sheet.

     (G) TAXES. Except as set forth on SCHEDULE 2.02(G), Purchaser has duly and timely filed all income, excise, corporate, franchise, real and personal property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof, and has paid or established adequate reserves for all taxes (including penalties and interest) pursuant to such returns and any assessments that have been received by it to the extent due.
All such tax returns and reports accurately reflect the taxes of Purchaser that were due for the period covered thereby; Purchaser is not delinquent in the payment of any tax assessment or governmental charge, there are no tax deficiencies or delinquencies asserted against Purchaser, and there are no unpaid assessments, proposals for additional taxes, deficiencies, or delinquencies in the payment of any of the taxes due from Purchaser. No audit of any governmental authority is pending or, to the knowledge of Purchaser, threatened, and the results of any completed audits are properly reflected in the Financial Statements. Purchaser has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. All amounts of money required to be withheld by Purchaser from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Purchaser, have been collected or withheld and either paid or set aside in accounts for such purpose, or such monies have been approved, reserved against and entered upon the books of Purchaser.

     (H) NO MATERIAL ADVERSE CHANGE. Since the date of the Latest Balance Sheet there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Purchaser and no event has occurred or circumstance exists that may result in such a material adverse change.

     (I) COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (i) Purchaser is in compliance with each material federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (a "Legal Requirement") that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, and
(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Purchaser or a failure on its part to comply with any Legal Requirement, or (B) may give rise to any obligation on their part to undertake or to bear all or any portion of the cost of, any remedial action of any nature.

     (J) GOVERNMENTAL AUTHORIZATIONS.   SCHEDULE 2.02(J) contains a complete and
accurate list of each approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement ("Governmental Authorization") that is held by Purchaser or that otherwise relates to the business of, or to any of the assets owned or used by, Purchaser. Each Governmental Authorization listed or required to be listed in SCHEDULE 2.02(J) is valid and in full force and effect, Purchaser is in full compliance with each Governmental Authorization, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in SCHEDULE 2.02(J), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 2.02(J). All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
SCHEDULE 2.02(J) have been duly filed on a timely basis, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis.

     (K) LEGAL PROCEEDINGS; ORDERS. Except as set forth in SCHEDULE 2.02(K), there is no pending legal proceeding, including any administrative proceeding
(i) that has been commenced by or against Purchaser, or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Purchaser; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and to the knowledge of Purchaser, no such proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Purchaser has made copies of all pleadings, correspondence, and other documents relating to each proceeding listed in SCHEDULE 2.02(K) available to Seller.
None of the items set forth on SCHEDULE 2.02(K), if determined adversely to Purchaser, would have a material adverse effect on the business, operations, assets, conditions or prospects of Purchaser, on a consolidated basis. Except as set forth in SCHEDULE 2.02(K), there is no order of any court or administrative order affecting Purchaser, or any of its assets or business operations, and neither Purchaser or any of its officers, directors, agents, or employees is subject to any order that prohibits or restrains any conduct, activity, or practice relating to the business of Purchaser.

     (L) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the Latest Balance Sheet, except as set forth on SCHEDULE 2.02(L), Purchaser has conducted its businesses only in the ordinary course, consistent with past practices, and there has not been any:

     (1) change in the Capital Stock; grant of any stock option or right to purchase shares of Capital Stock; issuance of any security convertible into Capital Stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Purchaser of any shares of Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of Capital Stock;

     (2) amendment to the Articles of Incorporation or By-laws of Purchaser;

     (3) payment or increase by Purchaser of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

     (4) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Purchaser;

     (5) damage to or destruction or loss of any asset or property of Purchaser, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Purchaser, taken as a whole;

     (6) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of Purchaser or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Purchaser, including the sale, lease, or other disposition of any of the Intellectual Property Assets (as defined below);

     (7) cancellation or waiver of any claims or rights of Purchaser;

     (8) change in the accounting methods used by Purchaser; or

     (9) agreement, whether oral or written, by Purchaser to do any of the foregoing.

     [(M)  INTENTIONALLY OMITTED.]

     (N) LABOR RELATIONS; COMPLIANCE. Purchaser has not been or is not a party to any collective bargaining or other labor contract, and there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Purchaser relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting either Purchaser or their premises, or
(c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Purchaser, and no such action is contemplated. Purchaser has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Purchaser is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     (O) EMPLOYEE BENEFITS. SCHEDULE 2.02(O) lists all Benefit Arrangements and Employee Benefit Plans of Purchaser or with respect to which Purchaser may have any liability (whether or not funded) under ERISA or otherwise. No such plan listed on SCHEDULE 2.02(O) is a "multi-employer plan" within the meaning of 3(37) of ERISA or a "multi-employer welfare arrangement" within the meaning of
Section 3(40) of ERISA. Each plan is currently and has in the past been, in all material respects, operated and administered in accordance with its provisions and all Legal Requirements. Each plan is qualified within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and any related trust is exempt from taxation under Section 501(a) of the Code. No such plan is a defined benefit plan, and no such plan or, to Purchaser's knowledge, any trustee, administrator or other fiduciary of such plan has engaged in any transaction that would subject Purchaser, the plan or the trust to any liability. Purchaser has not provided or offered to provide health insurance coverage or benefits to any individual, or to the family of any individual, for any period beyond such individual's employment, except to the minimum extent required by health care continuation coverage ("COBRA") provisions in ERISA and the Code.

     (P)  INTELLECTUAL PROPERTY.

          (1) Definitions. The term "Intellectual Property Assets" shall include:

          (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

          (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by Purchaser as licensee or licensor.

          (2) Intellectual Property Agreements. SCHEDULE 2.02(P)(2) contains a complete and accurate list and summary description, including any royalties, commissions, or other consideration paid or received by Purchaser, of all contracts (including, but not limited to license agreements) relating to the Intellectual Property Assets to which Purchaser is a party or by which any of them is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which Purchaser is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such agreement.

          (3) Know-How Necessary for the Business.

          (i) The Intellectual Property Assets are all those necessary for the operation of the businesses of Purchaser as such businesses are currently conducted. Purchaser is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

          (ii) Except as set forth in SCHEDULE 2.02(P)(3), all former and current employees of Purchaser have executed written contracts with Purchaser that assign to Purchaser all rights to any inventions, improvements, discoveries, or information relating to the business of Purchaser. No employee of Purchaser has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Purchaser.

          (4)  Trademarks.

          (i) SCHEDULE 2.02(P)(4) contains a complete and accurate list and summary description of all Marks. Purchaser is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Purchaser's knowledge, no such action is threatened with the respect to any of the Marks.

          (iv) There is no potentially interfering trademark or trademark application of any third party.

          (v) No Mark is infringed or, to Purchaser's knowledge, has been challenged or threatened in any way. None of the Marks used by Purchaser infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

          (5)  Copyrights.

          (i) SCHEDULE 2.02(P)(5) contains a complete and accurate list and summary description of all Copyrights. Purchaser is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

          (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

          (iii) No Copyright is infringed or, to Purchaser's knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (6)  Trade Secrets.

          (i) Purchaser has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

          (ii) Purchaser has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Purchaser's knowledge, have not been used, divulged, or appropriated either for the benefit of any person or entity (other than Purchaser) or to the detriment of Purchaser. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     (Q) CERTAIN PAYMENTS. No director, officer, agent, or employee of Purchaser or any other person or entity associated with or acting for or on behalf of Purchaser, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either Purchaser, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Purchaser.

     (R) BROKERS OR FINDERS. Purchaser and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     (S) COMPLETENESS OF SCHEDULES AND OTHER INFORMATION. The Schedules of Purchaser as required by this Section 2.02 and attached hereto completely and correctly present the information required by this Agreement to be set forth therein. Such Schedules and all other certificates delivered pursuant hereto do not as of the respective dates thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. To the extent requested by Seller, originals or true and complete copies of all documents or other written materials underlying items listed in the Schedules have heretofore been furnished to Seller in the form in which each of such documents is in effect.

                        ARTICLE III: CERTAIN COVENANTS

     SECTION 3.01. ACCESS TO PROPERTIES AND RECORDS, ETC. (A)(1) Seller shall give Purchaser and its counsel, accountants, appraisers, employees, agents and representatives such access (during normal business hours) to, and opportunity to examine, the Purchased Assets and the books, records, files, documents of Seller relating thereto and/or to the Assumed Liabilities, and cause the officers, directors, employees, agents, representatives, legal counsel, accountants, auditors and actuaries of Seller to furnish such financial and operating data and other information with respect thereto, in each case, as Purchaser shall from time to time reasonably request. (2) After the Closing Date, Purchaser shall give Seller and its agents and representatives access (during normal business hours) to, and opportunity to examine, such books, records, files and documents relating to the Purchased Assets, and/or Assumed Liabilities as Seller shall from time to time reasonably request in connection with any tax-related, regulatory or other matters involving its business prior to the Closing. Any investigation pursuant to this Section 3.01(a)(2) shall be conducted in such manner as not to interfere unreasonably with the ordinary course of the business and operations of Purchaser.

       (B) Purchaser shall give Seller and its counsel, accountants, appraisers, employees, agents and representatives such access (during normal business hours) to, and opportunity to examine, the Purchaser's books, records, files, documents relating to its businesses, and cause the officers, directors, employees, agents, representatives, legal counsel, accountants, auditors and actuaries of Purchaser to furnish such respective financial and operating data and other information with respect thereto, in each case, as Seller shall from time to time reasonably request. Without limiting the generality of the foregoing, Purchaser shall authorize such access to the work papers and other records of Purchaser's accountants prepared in connection with the preparation of any of the Financial Statements. Any investigation pursuant to this Section 3.01(b) shall be conducted in such manner as not to interfere unreasonably with the ordinary course of the business and operations of Purchaser or with the confidentiality respecting the transactions contemplated by this Agreement.

     SECTION 3.02. CONFIDENTIALITY. Except as expressly permitted by this Agreement or as necessary for consummation of the transactions contemplated herein, the parties agree that each party will not, directly or indirectly (without the prior written consent of the other party) disclose or cause to be disclosed any information or data regarding the businesses of any other party any documents or instruments executed in connection therewith or any confidential information which any party has obtained or may obtain from any other party or its agents which concerns the affairs of the other party. If Closing fails to occur, each party agrees promptly to return to the other party all written materials relating to this transaction in such party's possession furnished by the other party or its agents. Notwithstanding the foregoing, however, the parties agree that prior to the anticipated date of Closing, each party may disclose without restriction any confidential information of the other party to its officers, directors, shareholders, advisers, consultants and lenders.

     SECTION 3.03. CONSENTS AND NOTICES. Promptly after the date hereof, the parties hereto shall use their respective best efforts to obtain all consents and give all notices which may be necessary or advisable in order to consummate the Purchase and Sale on or before _____________, 1999. The parties hereto shall otherwise cooperate with each other in discharging their respective obligations under this Section 3.03, and shall promptly advise the other parties hereto of any difficulties encountered in obtaining any such consents or giving any such notices.

     SECTION 3.04. BEST EFFORTS TO SATISFY CONDITIONS. Each of the parties hereto shall use its best efforts to cause the conditions to the Closing set forth in Article IV hereof to be satisfied, to the extent that the satisfaction of such conditions is in the control of such party, as soon as practicable after the date hereof; provided, however, the foregoing shall not constitute a limitation upon the covenants and obligations of any party otherwise expressly set forth in this Agreement.

     SECTION 3.05. COMPETING TRANSACTIONS. Seller and Purchaser shall not, and shall use their respective best efforts to cause their respective officers, directors, employees, agents and representatives not to (x) solicit an offer from, or enter into any negotiations, agree in principle, commit to or contract with, any other person or entity with respect to, or (y) take any other action, directly or indirectly, to cause, promote or authorize, any transaction competing or interfering with, or which may have the effect of frustrating, the Purchase and Sale.

     SECTION 3.06. TERMINATION OF LIENS. Seller shall obtain releases and terminations of all liens affecting the Purchased Assets within sixty (60) days from the date hereof.

                       ARTICLE IV: CONDITIONS TO CLOSING

     SECTION 4.01. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the Purchase and Sale is subject to the satisfaction of the following conditions, each of which may be waived by Purchaser.

       (A) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Seller set forth in Article II shall be true and correct on the Closing Date as if made on and as of the Closing Date. Seller shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Date. Seller shall have executed and delivered to Purchaser a certificate or certificates certifying to their compliance with the foregoing, in form and substance reasonably satisfactory to Purchaser (or its counsel).

       (B) CHARTER, BYLAWS, ETC. Seller shall have delivered to Purchaser a certificate signed by one or of more its officers certifying to: (i) a true, correct and complete copy of Seller's certificate or articles of incorporation,
(ii) a true, correct and complete copy of Seller's bylaws, (iii) a true, correct and complete copy of all resolutions of the Board of Directors and (inasmuch as the Purchase and Sale will constitute a sale of all, or substantially all, of Seller's property otherwise than in the usual and regular course of business within the meaning of the Texas Business Corporations Act) shareholders of Seller adopted in connection with this Agreement and/or the Purchase and Sale, and (iv) the identity and signature of its officer or officers who shall have executed this Agreement or any other documents related hereto in the name or on behalf of Seller on or before the Closing Date.

       (C) CONSENTS AND NOTICES. All Consents and Notices which may be necessary or appropriate in order for Purchaser to consummate the Purchase and Sale, to vest in Purchaser good and marketable title to the Purchased Assets free and clear of all Liens (except for those set forth in SCHEDULE 2.01(C)), and to continue in effect, and/or assure that Purchaser shall be entitled to have and enjoy the benefits of, all Assumed Contracts and all other Purchased Assets from and after the Closing shall have been duly obtained (in the case of Consents) or given (in the case of Notices) and shall be unconditional and in full force and effect.

       (D) LEGAL RESTRAINTS. There shall not have been proposed or enacted any Laws, or any change in any existing Laws, which prohibits or delays, or threatens to prohibit or delay, the consummation of the Purchase and Sale or which could reasonably be expected to result in a material adverse change to the Purchased Assets. No action, suit, claim or proceeding shall have been commenced or threatened by any governmental authority or private party (i) seeking to restrain, enjoin or hinder, or to seek damages from Purchaser or any affiliate thereof on account of the consummation of, this Agreement, the Purchase and Sale or any matter in relation thereto, or (ii) which could reasonably be expected to result in a material adverse change to the Purchased Assets.

       (E) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change to the Purchased Assets since the date of this Agreement.

       (F) INSTRUMENTS OF TRANSFER. Seller shall have executed and delivered to Purchaser a Bill of Sale and Assumption in the form acceptable to Purchaser and Seller (the "Bill of Sale and Assumption") and such other instruments of transfer as Purchaser shall reasonably request in order to further evidence and/or effect, of record or otherwise, the sale, assignment and transfer by Seller to Purchaser of the Purchased Assets.

       (G) INVESTMENT BANKING SERVICES AGREEMENT. Seller shall have caused a third party satisfactory to Purchaser to have executed and delivered to Purchaser an investment banking services agreement or similar document in a form acceptable to Purchaser, providing for the engagement of such party to guaranty the sale of $350,000 worth of equity securities of the Purchaser within 90 days of the execution thereof.

       (H) LIENS. Seller shall have caused the liens affecting the Purchased Assets to be discharged and shall have presented evidence to Purchaser of same.

       (I) OTHER MATTERS. Seller shall have furnished or caused to be furnished to Purchaser, in form and substance reasonably satisfactory to Purchaser or its counsel, such certificates and other evidences as Purchaser may reasonably request as to the satisfaction of the conditions contained in this Section 4.01.

     SECTION 4.02. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the Purchase and Sale is subject to the satisfaction of the following conditions, each of which may be waived by Seller.

       (A) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Purchaser set forth in Article II shall be true and correct on the Closing Date as if made on and as of the Closing Date. Purchaser shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Date. Purchaser shall have executed and delivered to Seller a certificate or certificates certifying to its compliance with the foregoing, in form and substance reasonably satisfactory to Sellers (or its counsel).

       (B) CHARTER, BYLAWS, ETC. Purchaser shall have delivered to Seller a certificate signed by one or more of its officers certifying to: (i) a true, correct and complete copy of Purchaser's certificate or articles of incorporation, (ii) a true, correct and complete copy of Purchaser's bylaws,
(iii) a true, correct and complete copy of all resolutions of the Board of Directors and shareholders, if any, adopted in connection with this Agreement and/or the Purchase and Sale, and (iv) the identity and signature of its officer or officers who shall have executed this Agreement or any other documents related hereto in the name or on behalf of Purchaser on or before the Closing Date.

       (C) CONSENTS AND NOTICES. All Consents and Notices which may be necessary or appropriate in order for Seller to consummate the Purchase and Sale shall have been duly obtained (in the case of Consents) or given (in the case of Notices) and shall be unconditional and in full force and effect.

       (D) LEGAL RESTRAINTS. There shall not have been proposed or enacted any Laws, or any change in any existing Laws, which prohibits or delays, or threatens to prohibit or delay, the consummation of the Purchase and Sale. No action, suit, claim or proceeding shall have been commenced or threatened by any governmental authority or private party seeking to restrain, enjoin or hinder, or to seek damages from Seller or any affiliate thereof on account of the consummation of, this Agreement, the Purchase and Sale or any matter in relation thereto.

       (E) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business of the Purchaser, including but not limited to the liabilities, costs, revenues, condition (financial or otherwise) or prospects of Purchaser since the date of this Agreement.

       (F) CLOSING CONSIDERATION. Purchaser shall have delivered to Seller the Closing Shares in the manner provided in Section 1.04.

       (G) BILL OF SALE AND ASSUMPTION. Purchaser shall have executed and delivered to Seller the Bill of Sale and Assumption.

       (H) BOARD OF DIRECTORS. Any and all requisite shareholder and board of director action shall have been taken by Purchaser to elect a representative of Seller to the Board of Directors of Purchaser.

       (I) REGISTRATION RIGHTS AGREEMENT. Purchaser shall have executed and delivered to Seller a registration rights agreement in favor of Seller, the terms and conditions of which are acceptable to Purchaser and Seller.

       (J) OTHER MATTERS. Purchaser shall have furnished or caused to be furnished to Seller, in form and substance reasonably satisfactory to Seller or its counsel, such certificates and other evidences as Seller may reasonably request as to the satisfaction of the conditions contained in this Section 4.02.

                      ARTICLE V: CLOSING AND TERMINATION

     SECTION 5.01.  CLOSING.       The closing of the Purchase and Sale and
other transactions contemplated hereby (the "Closing" or "Closing Date") shall, unless another place is agreed to by Purchaser and Seller, take place at the offices of Purchaser, at 10:00 A.M., local time, (the "Effective Time of Closing") on such date mutually agreed upon by Purchaser and Seller. The parties hereto shall use their respective best efforts to effect the Closing on or before ______________ or (failing that) as soon as practicable thereafter.

     SECTION 5.02. TERMINATION OF AGREEMENT. This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned:

          (a) By mutual written agreement of Seller and Purchaser; or

          (b) By either party hereto, by notice to the other party hereto, if the Closing shall not have occurred on or before ___________, 1999 (the "Dropdead Date"); provided that: (i) Purchaser shall not be permitted to terminate this Agreement under this Section 5.02(b) if the Closing shall not have occurred by the Dropdead Date by reason of its failure to use its best efforts to cause the conditions set forth in Article IV hereof that are within its control to be satisfied, and (ii) Seller shall not be permitted to terminate this Agreement under this Section 5.02(b) if the Closing shall not have occurred by the Dropdead Date by reason of its failure to use its best efforts to cause the conditions set forth in Article IV hereof that are within its control to be satisfied.

                          ARTICLE VI: INDEMNIFICATION

     SECTION 6.01. BY SELLER. (A) Subject to the limitations set forth below in this Section 6.01, from and after the Closing Date Seller shall indemnify Purchaser and its directors, officers, shareholders, representatives and agents and their respective successor and assigns (collectively, the "Purchaser Indemnified Persons"), against, and hold the Purchaser Indemnified Persons harmless from, any and all Losses (as defined in Section 6.03) directly or indirectly incurred, suffered, sustained or required to be paid by, or sought to be imposed upon, any of the Purchaser Indemnified Persons resulting from, relating to or arising out of: (i) any breach of any of the representations or warranties of Seller set forth in Article II hereof, (ii) any breach of any covenant or agreement made by Seller under this Agreement, and/or (iii) any Retained Liability.

       (B) The right to indemnification under this Section 6.01 is subject to the following limitations:

          (1) The indemnification rights under this Section 6.01 shall expire at the respective times set forth in Section 6.05, and Seller shall have no liability under this Section 6.01 or otherwise in connection with the Purchase and Sale unless a Purchaser Indemnified Person gives written notice to Seller asserting a claim for Losses, including reasonably detailed specific facts and circumstances pertaining thereto, before the expiration of the periods of time that the underlying representations, warranties, covenants and agreements survive under Section 6.05 hereof.

          (2) Indemnification for claims under this Section 6.01 shall be payable hereunder only if and to the extent that the aggregate amount of all Losses of the Purchaser Indemnified Persons to which this Section 6.01 hereof applies shall exceed $10,000, and shall not be payable in any event with respect to the first $10,000 of such Losses; provided, however, that the foregoing limitations shall not apply with respect to claims under clause (iii) of Section 6.01(a).

          (3) The liability for all claims under this Section 6.01 of Seller shall in no event exceed the total fair market value of the Purchased Assets as of the date of this Agreement ("Total Consideration Value"); provided, however, that the foregoing limitation shall not apply with respect to claims under clause (iii) of Section 6.01(a).

     SECTION 6.02. BY PURCHASER. (A) Subject to the limitations set forth below in this Section 6.02, from and after the Closing Purchaser shall indemnify Seller and its respective directors, officers, shareholder, representatives and agents and their respective successor and assigns (collectively, the "Seller Indemnified Persons"), against, and hold the Seller Indemnified Persons harmless from, any and all Losses directly or indirectly incurred, suffered, sustained or required to be paid by, or sought to be imposed upon, any of the Seller Indemnified Persons resulting from, relating to or arising out of: (i) any breach of any of the representations or warranties of Purchaser set forth in
Article II hereof, (ii) any breach of any covenant or agreement made by Purchaser under this Agreement, and/or (iii) any Assumed Liability.

       (B) The right to indemnification under this Section 6.02 is subject to the following limitations:

          (1) The indemnification rights under this Section 6.02 shall expire at the respective times set forth in Section 6.05, and Purchaser shall have no liability under this Section 6.02 or otherwise in connection with the Purchase and Sale unless a Seller Indemnified Person gives written notice to Purchaser asserting a claim for Losses, including reasonably detailed specific facts and circumstances pertaining thereto, before the expiration of the periods of time that the underlying representations, warranties, covenants and agreements survive under Section 6.05 hereof.

          (2) Indemnification for claims under this Section 6.02 shall be payable hereunder only if and to the extent that the aggregate amount of all Losses of the Seller Indemnified Persons to which this Section 6.02 hereof applies shall exceed $10,000, and shall not be payable in any event with respect to the first $10,000 of such Losses; provided, however, that the foregoing limitations shall not apply with respect to claims under clause (iii) of Section 6.02(a).

          (3) The liability for all claims under this Section 6.02 of Purchaser shall in no event exceed the Total Consideration Value; provided, however, that the foregoing limitation shall not apply with respect to claims under clause (iii) of Section 6.02(a).

     SECTION 6.03. "LOSSES" DEFINED. In this Agreement, the term "Losses" means and includes all losses, claims, liabilities, damages (including, without limitation, punitive, consequential and special damages awarded to any third-party claimant), judgments, liabilities, payments, obligations, costs and expenses (including, without limitation, any reasonable costs of investigation, remediation or cleanup, and any reasonable legal fees and costs and expenses incurred after the Closing Date in defense of or in connection with any alleged or asserted liability, payment or obligation as to which indemnification may apply hereunder), regardless of whether or not any liability, payment, obligation or judgment is ultimately imposed against the Purchaser Indemnified Persons or Seller Indemnified Persons and whether or not the Purchaser Indemnified Persons or Seller Indemnified Persons are made or become parties to an action, suit or proceeding in respect thereof, voluntarily or involuntarily.

     SECTION 6.04. NOTICE OF CLAIMS. With respect to any matter as to which any person or entity (the "Indemnified Person") is entitled to indemnification from any other person or entity (the "Indemnifying Person") under this Article VI, the Indemnified Person shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against the Indemnified Person in respect of, resulting from, relating to or arising out of such matter, and the costs and expenses thereof shall be subject to the indemnification obligations of the Indemnifying Person hereunder; provided, however, that if the Indemnifying Person acknowledges in writing its obligation to indemnify the Indemnified Person in respect of such matter to the fullest extent provided by this Article VI, the Indemnifying Person shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnified Person. Neither an Indemnified Person nor an Indemnifying Person shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

     SECTION 6.05. SURVIVAL OF PROVISIONS. All representations and warranties contained herein or made pursuant to this Agreement shall survive the Closing for a period of two years after the Closing Date. All covenants and agreements of the parties contained in or made pursuant to this Agreement and required to be performed prior to the Closing Date shall survive the Closing for a period of one year. All other covenants and agreements contained in or made pursuant to this Agreement (including Sections 6.01 and 6.02) shall survive the Closing for so long as any claim may be made in respect of such matters under any applicable statute of limitations.

     SECTION 6.06. NO PUNITIVE DAMAGES. Notwithstanding anything to the contrary set forth in this Agreement, no party hereto shall have any liability to any other party hereto, any Purchaser Indemnified Person or any Seller Indemnified Persons for any punitive, exemplary, consequential, incidental or special damages by virtue of any breach of any representation, warranty, covenant or agreement in or pursuant to this Agreement, or any other agreement, document or instrument executed and delivered pursuant hereto or in connection herewith or the Closing; provided that the foregoing shall not (i) be deemed to limit the obligation of any party hereunder to indemnify for Losses constituting punitive, consequential or special damages awarded to any third-party claimant, or (ii) apply with respect to claims for fraud or fraud in the inducement or similar claims.

     SECTION 6.07. EXCLUSIVE REMEDY. Each party hereto agrees that the sole liability of any other party hereto for any claim with respect to the transactions contemplated under this Agreement from and after the Closing Date shall be limited to indemnification under this Article VI; provided, however, that the foregoing shall not (iii) be deemed to prohibit or restrict the availability of any equitable remedies (including specific performance) in the event of any breach (or threatened breach) of (x) the obligations by a party to effect the Purchase and Sale, or (y) Section 3.02, or (iv) apply with respect to claims for fraud or fraud in the inducement or similar claims.

                          ARTICLE VII: MISCELLANEOUS

     SECTION 7.01. FURTHER ACTIONS. From time to time after the Closing Date, the parties hereto shall execute and deliver (or cause to be executed and delivered) such other and further agreements, instruments, certificates or other documents and shall take (or cause to be taken) such other and further actions, as any other party hereto may reasonably request in order to further effect and/or evidence the Purchase and Sale or to otherwise consummate and give effect to the covenants and agreements set forth herein.

     SECTION 7.02. EXPENSES. Except as otherwise expressly set forth herein, each party hereto shall bear its own costs and expenses, including but not limited to legal fees, accountants' fees, and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the Purchase and Sale.

     SECTION 7.03. ENTIRE AGREEMENT. This Agreement and any other documents executed in connection herewith contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements, arrangements and understandings with respect thereto.

     SECTION 7.04. NOTICES. Any notice or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been delivered and received (x) on the day of (or, if not a business day, the first business day after) its having been personally delivered or telecopied to the following address or telecopy number, (y) on the first business day after its having been sent by overnight delivery service to the following address, or
(z) if sent by regular, registered or certified mail, when actually received at the following address:

     If to Purchaser:

               [c/o]  Houston Interweb Design, Inc.
                      Attn: Lee Magness
                      1770 St. James, Suite 420
                      Houston, Texas 77056
                      Telecopier No. (713) 627-2744
                      Telephone No. (713) 627-9494

     If to Seller (prior to Closing):

                      Axis Technologies Corp.
                      Attn: Mike Minihan
                      9800 Centre Parkway, Suite 800
                      Houston, Texas 77036
                      Telecopier No. (713) 773-0095
                      Telephone No. (713) 773-1200

     If to Seller (after Closing):

               [c/o]  Mike Minihan
                      4800 Sugar Grove Blvd., Suite 100
                      Stafford, Texas 77477
                      Telecopier No. (281) 491-9249
                      Telephone No. (281) 491-5240

Any party may by notice change the address or telecopier number to which notices or other communications to it are to be delivered, telecopied or sent.

  SECTION 7.05. GOVERNING LAW; MEDIATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the choice of law principles thereof). In the event of any dispute arising from or in any manner connected with this Agreement the parties will first endeavor, in good faith, to promptly resolve the dispute through informal negotiation. If the parties are unable to resolve such dispute within a 45 day period (or within such extended period of time as the parties shall agree upon in writing), the parties will then submit the matters to mediation to be conducted in Houston, Texas and will have 5 business days from the end of such 45 day (or longer if jointly extended) period to submit to each other a written list of acceptable qualified mediators not affiliated with any of the parties. Within 10 days from the date of receipt of such list, the parties shall attempt to agree on a mediator. If no mediator has been selected under this procedure, the parties agree jointly to request a State or Federal District Judge of their choosing in Houston, Texas (or if they cannot agree, the Administrative Judge of Harris County, Texas) to supply a list of potential qualified mediators. Within 5 business days of receipt of the list, the parties shall rank the proposed mediators in numerical order of preference, shall simultaneously exchange such list and shall select as the mediator the individual receiving the highest combined ranking. If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they are able to select a mediator. Mediation, as that term is used herein, means a forum in which the mediator conducts a non-binding conference to facilitate communication between the parties to promote a voluntary settlement of their dispute. The parties agree to participate in the mediation procedure to its conclusion. The mediation shall be terminated (i) by the execution of a settlement agreement by the parties, (ii) by a declaration of the mediator that the mediation is terminated, or (iii) by a written declaration of a party to the effect that the mediation process is terminated at the conclusion of one full day's mediation session. Even if the mediation is terminated without a resolution of the dispute, the parties agree not to terminate negotiations and not to commence any legal action or seek other remedies prior to the expiration of five days following the mediation. All fees and costs of the mediation will be assessed and paid, in the absence of the parties' agreement to the contrary, equally by all parties. Notwithstanding the foregoing, any party may commence litigation prior to the expiration of any applicable time period described above if litigation could be barred by an applicable statute of limitations or in order to request any equitable relief, including, without limitation, an injunction to prevent irreparable harm.

     SECTION 7.06. ASSIGNMENT. This Agreement, and the respective rights and obligations of the parties hereunder, may not be assigned or delegated otherwise than by operation of law by any party hereto without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     SECTION 7.07. REMEDIES. (A) The parties hereto acknowledge that the remedy at law for any breach of their respective obligations to effect the Purchase and Sale is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law. Each party hereto hereby waives the defense that there is an adequate remedy at law in the event of any action to enforce the provisions of this Agreement to effect the Purchase and Sale. Seller hereby acknowledges that the Purchased Assets are unique and cannot be obtained on the open market. Without limiting any remedies that any party hereto may otherwise have hereunder or under applicable law in the event that any other party hereto refuses to perform its obligations under this Agreement to consummate the Purchase and Sale, such parties shall have, in addition to any other remedy at law or in equity, the right to specific performance.

       (B) Each party hereto hereby acknowledge that any violation or threatened violation by it of Section 3.02 will cause irreparable harm to the other party hereto and that the remedy at law for any such violation or threatened violation will be inadequate. Each party therefore agrees that the other party hereto shall be entitled to temporary and permanent injunctive relief for any such violation or threatened violation without the necessity of proving (i) that such other party will be irreparably injured thereby, (ii) that the remedy at law for such violation or threatened violation is inadequate or
(iii) actual damages.

     SECTION 7.08. WAIVERS AND AMENDMENTS. Any waiver of any term or condition of this Agreement, and any amendment or supplementation of this Agreement, shall be effective only if expressed in a writing executed by each of the parties hereto. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 7.09. THIRD PARTY RIGHTS. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any employee, agent or representative of any person or entity not party hereto (including, without limitation, any counsel, accountant, broker, finder, appraiser or investment banker), and this Agreement and the shall be effective only as between the parties hereto, their successors and permitted assigns.

     SECTION 7.10. ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect, and the remaining provisions of this Agreement, shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

     SECTION 7.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SELLER:                                PURCHASER:

AXIS TECHNOLOGIES CORP.                HOUSTON INTERWEB DESIGN, INC.


By:                                    By:
   ------------------------------         -------------------------------
   Mike Minihan                           Lee Magness
   President                              Chief Financial Officer